SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C  20549

                               Schedule 13G


                 Under the Securities Exchange Act of 1934
                             (Amendment No. 3)

                          FIRST DATA CORPORATION
                             (Name of Issuer)

                       Common Stock, $ .01 par value
                      (Title of Class of Securities)

                                 319963104
                              (CUSIP number)



       Check the following line if a fee is being paid with this statement. ----

       The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.






































- -------------------------------------------------------------------------

                            CUSIP No. 319963104
- -------------------------------------------------------------------------

1)     Name of Reporting Person

                 American Express Company

       S.S or I.R.S. Identification No. of Above Person

                 13-4922250

- ------------------------------------------------------------------------

2)     Check the Appropriate Line if a Member of a Group

       (a)  ----

       (b)  ----
- -------------------------------------------------------------------------

3)     SEC Use Only
- -------------------------------------------------------------------------

4)     Citizenship or Place of Organization

                 New York
- -------------------------------------------------------------------------

                       5) Sole Voting Power
                          23,218,500
Number of Shares       ------------------------------------------------
Beneficially Owned     6) Shared Voting Power
by Each Reporting         -0-
Person With            ------------------------------------------------
                       7) Sole Dispositive Power
                          23,218,500
                       ------------------------------------------------
                       8) Shared Dispositive Power
                          -0-
- -------------------------------------------------------------------------

9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                 23,218,500 shares
- -------------------------------------------------------------------------

10)    Check if the Aggregate Amount in Row 9 Excludes Certain
       Shares ----
- -------------------------------------------------------------------------
11)    Percent of Class Represented by Amount in Row 9
                 21.1%
- -------------------------------------------------------------------------

12)    Type of Reporting Person

                 CO, HC
- -------------------------------------------------------------------------







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
- --------------------------------------------------------------------------

                            CUSIP No. 319963104
- --------------------------------------------------------------------------

1)     Name of Reporting Person

                 American Express Travel Related Services Company, Inc.

       S.S or I.R.S. Identification No. of Above Person

                 13-3133497

- -------------------------------------------------------------------------

2)     Check the Appropriate Line if a Member of a Group

       (a)  ----

       (b)  ----
- --------------------------------------------------------------------------

3)     SEC Use Only
- --------------------------------------------------------------------------

4)     Citizenship or Place of Organization

                 New York
- --------------------------------------------------------------------------

                       5) Sole Voting Power
                          13,571,000
Number of Shares       ---------------------------------------------------
Beneficially Owned     6) Shared Voting Power
by Each Reporting         -0-
Person With            ---------------------------------------------------
                       7) Sole Dispositive Power
                          13,571,000
                       ---------------------------------------------------
                       8) Shared Dispositive Power
                          -0-
- --------------------------------------------------------------------------

9)     Aggregate Amount Beneficially Owned by Each Reporting Person
                 13,571,000 shares
- --------------------------------------------------------------------------
10)    Check if the Aggregate Amount in Row 9 Excludes Certain
       Shares ----
- --------------------------------------------------------------------------
11)    Percent of Class Represented by Amount in Row 9
                 12.3%
- --------------------------------------------------------------------------

12)    Type of Reporting Person

                 CO
- --------------------------------------------------------------------------








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

Item 1(a).  Name of Issuer:

                 First Data Corporation


Item 1(b).  Address of Issuer's Principal Executive Offices:

                 11718 Nicholas Street
                 Omaha, Nebraska   68154

Item 2(a).  Name of Person Filing:

                 American Express Company
                 American Express Travel Related Services
                 Company, Inc.

Item 2(b).  Address of Principal Business Office:

                 American Express Company
                 American Express Tower
                 World Financial Center
                 New York, New York 10285

                 American Express Travel Related Services
                 Company, Inc.
                 American Express Tower
                 World Financial Center
                 New York, New York  10285

Item 2(c).  Citizenship or Place of Organization:

                 See Item 4 of cover pages


Item 2(d).  Title of Class of Securities:

                 Common Stock, $ .01 par value


Item 2(e).  CUSIP Number:

                 319963104


Item 3. Information if statement is filed pursuant to Rule 13d-1(b) or 13d-2(b):

                 Not applicable

Item 4.     Ownership

                 (a)  Amount Beneficially Owned as of May 31, 1994:
                      See Item 9 of Cover Pages

                 (b)  Percent of Class:
                      See Item 11 of Cover Pages








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
                 (c)  Number of shares as to which such person has:

See Items           (i)   sole power to vote or to direct the vote
5 - 8 of           (ii)   shared power to vote or to direct the vote
cover pages       (iii)   sole power to dispose or to direct the
                          disposition
                   (iv)   shared power to dispose or to direct the
                          disposition


Item 5.     Ownership of Five Percent or Less of a Class

                       Not Applicable


Item 6.     Ownership of More than Five Percent on Behalf of Another
            Person

                       Not Applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company

                       See Exhibit I


Item 8.     Identification and Classification of Members of the Group

                       Not Applicable


Item 9.     Notice of Dissolution of Group

                       Not Applicable


Item 10.    Certification

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 9, 1994


                                  AMERICAN EXPRESS COMPANY



                                  By:/s/ Stephen P. Norman
                                     ------------------------
                                  Name: Stephen P. Norman
                                  Title: Secretary










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
                                   Exhibit Index


Exhibit I Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II       Statement of American Express Travel Related Services
                 Company, Inc.
























































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
                                   Exhibit I

The person filing this statement is a parent holding company. The relevant subsidiary is American Express Travel Related Services Company, Inc.

                                 EXHIBIT II

                                     to

                                 SCHEDULE 13G

                                   under the

                       Securities Exchange Act of 1934

Pursuant to Rule 13d-1(f)(1) American Express Travel Related Services Company, Inc. affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf.

                                       American Express Travel Related
                                       Services Company, Inc.



                                       By:/s/ Stephen P. Norman
                                          -----------------------
                                       Name: Stephen P. Norman
                                       Title: Secretary










































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